As filed with the Securities and Exchange Commission on February 14, 2020

No. 333-216733

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-216733

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LADENBURG THALMANN FINANCIAL SERVICES INC.

(Exact name of registrant as specified in its charter)

Florida	001-15799	65-0701248
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, 12th Floor

Miami, Florida 33137

(305) 572-4100

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Nina McKenna

General Counsel & Secretary

Ladenburg Thalmann Financial Services, Inc.

4400 Biscayne Boulevard, 12th Floor

Miami, Florida 33137

(305) 572-4100

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Ross Leff, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

●	Registration Statement No. 333-216733, registering an indeterminate number of shares of common stock, par value $0.0001 per share, shares of preferred stock, par value $0.0001 per share, depositary shares, debt securities, warrants, rights, purchase contracts and units of Ladenburg Thalmann Financial Services Inc. (“Ladenburg”) in an aggregate initial offering price no greater than $500,000,000.

On February 14, 2020, Advisor Group Holdings, Inc. (“Advisor Group”) completed its acquisition of Ladenburg. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 11, 2019, by and among Ladenburg, Advisor Group and Harvest Merger Sub, Inc., a Florida corporation and a wholly owned subsidiary of Advisor Group (“Merger Sub”), Merger Sub merged with and into Ladenburg (the “Merger”), with Ladenburg continuing as the surviving corporation and a wholly owned subsidiary of Advisor Group in the Merger.

At the effective time of the Merger (the “Effective Time”), the issued and outstanding shares of common stock, par value $0.0001 per share (each a “Share” or, collectively, the “Shares”) of Ladenburg (other than (i) Shares owned by Advisor Group or any of its direct or indirect wholly owned subsidiaries or Ladenburg, and in each case, not held on behalf of third parties and (ii) restricted stock awards of Ladenburg) were converted into the right to receive $3.50 per Share in cash, without interest (the “Per Share Merger Consideration”).

As a result of the Merger, Ladenburg has terminated any and all of the offerings of Ladenburg’s securities pursuant to the Registration Statement. Ladenburg hereby removes from registration any and all of the securities of Ladenburg registered under the Registration Statement that remain unsold as of the date of this Amendment, and hereby terminates the effectiveness of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Ladenburg has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 14th day of February, 2020.

Ladenburg Thalmann Financial Services Inc.

By:	/s/ Nina McKenna
Name:	Nina McKenna
Title:	General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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